Exhibit 99.1

News Release

Mercury Systems Reports Fourth Quarter and Fiscal 2015 Results

Fourth quarter financial highlights include:

Revenue, Earnings, and Adjusted EBITDA all exceed estimates
Book-to-Bill ratio of 1.3 yields record ending backlog of $208 million
Adjusted EBITDA of $14.2 million increases 97% year-over-year
Free cash flow of $10.2 million
Income from continuing operations of $0.18 per share

CHELMSFORD, Mass. August 4, 2015 Mercury Systems, Inc. (NASDAQ: MRCY, www.mrcy.com), reported operating results for its fiscal 2015 fourth quarter and year ended June 30, 2015.

Management Comments
“Fiscal 2015 was a very strong year for Mercury,” stated Mark Aslett, Mercury’s President and Chief Executive Officer. “Revenue grew by 12.5% and we grew backlog to record levels. At the same time, we increased adjusted EBITDA 89% year-over-year to 19% of revenue and landed well within our target model. In addition, GAAP earnings were positive for the year and each quarter within it. Finally, our 19% growth in backlog and record forward revenue coverage puts us on a very solid footing as we enter fiscal 2016,” Aslett concluded.

Fourth Quarter Fiscal 2015 Results
Fourth quarter fiscal 2015 revenues were $64.1 million, an increase of $10.4 million, or 19%, compared to the fourth quarter of fiscal 2014, as revenues from defense customers increased $10.3 million and revenues from commercial customers increased $0.1 million.

201 Riverneck Road, Chelmsford, Massachusetts 01824-2820 U.S.A. • +1 978.256.1300 • www.mrcy.com • twitter: @MRCY

Mercury Reports Fourth Quarter and Fiscal 2015 Results, Page 2

GAAP income from continuing operations for the fourth quarter of fiscal 2015 was $6.1 million, or $0.18 per share, compared to GAAP loss from continuing operations of ($0.7) million, or ($0.02) per share, for the prior year’s fourth quarter. Fourth quarter fiscal 2015 GAAP income per share from continuing operations included $0.7 million, or $0.01 per share of restructuring and other charges, $1.7 million, or $0.03 per share for amortization of intangible assets, $1.5 million, or $0.03 per share in depreciation expense, $2.0 million, or $0.04 per share in stock-based compensation costs, and $1.9 million, or $0.06 per share in tax expense. Fourth quarter fiscal 2014 GAAP loss per share from continuing operations included $1.9 million, or $0.04 per share of restructuring and other charges, $1.8 million, or $0.04 per share for amortization of intangible assets, $1.8 million, or $0.04 per share in depreciation expense, $1.7 million, or $0.03 per share in stock-based compensation costs, and $0.7 million, or $0.02 per share in tax expense. All per share information is presented on a diluted basis.

Fourth quarter fiscal 2015 adjusted EBITDA (income from continuing operations before interest income and expense, income taxes, depreciation, amortization of intangible assets, restructuring and other charges, impairment of long-lived assets, acquisition and financing costs, fair value adjustments from purchase accounting, and stock-based compensation costs) was $14.2 million, nearly double the $7.2 million for the prior year’s fourth quarter.

Total GAAP net income for the fourth quarter of fiscal 2015, which includes the impact of discontinued operations, was $5.9 million, or $0.18 per share, compared to total GAAP net loss of ($7.5) million, or ($0.24) per share, for the prior year’s fourth quarter. The impact of discontinued operations for the fourth quarter of fiscal 2015 was ($0.2) million, or approximately ($0.00) per share, compared to GAAP loss from discontinued operations of ($6.8) million, or ($0.22) per share, for the prior year’s fourth quarter.

Cash flows from operating activities in the fourth quarter of fiscal 2015 were a net inflow of $12.7 million, compared to a net inflow of $2.5 million in the fourth quarter of fiscal 2014. Free cash flow, defined as cash flow from operating activities less capital expenditures, was a net inflow of $10.2 million in the fourth quarter of fiscal 2015, compared to a net inflow of $0.9 million in the fourth quarter of fiscal 2014.

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Mercury Reports Fourth Quarter and Fiscal 2015 Results, Page 3

Full Year Fiscal 2015 Results
For fiscal 2015, revenues were $234.8 million, an increase of $26.1 million, or 13%, over fiscal 2014. Revenues from defense customers increased by $28.4 million, or 15%, over the prior year and revenues from commercial customers decreased by $2.3 million, or 13%, from the previous year.

GAAP income from continuing operations for fiscal 2015 was $14.4 million, or $0.44 per share, compared to GAAP loss from continuing operations of ($4.1) million, or ($0.13) per share, for fiscal 2014. Fiscal 2015 GAAP income from continuing operations of $14.4 million included approximately $3.2 million, or $0.06 per share in restructuring and other charges, $7.0 million, or $0.13 per share in amortization of intangible assets, $4.4 million, or $0.13 per share in tax expense, $6.3 million, or $0.12 per share in depreciation expense, and $8.6 million, or $0.16 per share in stock-based compensation costs.

Fiscal 2015 adjusted EBITDA was $44.4 million, up 89% compared to the $23.5 million for the prior year.

Total GAAP net income for fiscal 2015, which includes the impact of discontinued operations, was $10.4 million, or $0.31 per share, compared to total GAAP net loss of ($11.4) million, or ($0.37) per share, for the prior year. The impact of discontinued operations for fiscal 2015 was ($4.1) million, or ($0.13) per share, compared to ($7.4) million, or ($0.24) per share, for the prior year.

Cash flows from operating activities in fiscal 2015 were a net inflow of $32.2 million, compared to a net inflow of $14.2 million in fiscal 2014. Free cash flow was a net inflow of $26.2 million in fiscal 2015, compared to a net inflow of $7.5 million in fiscal 2014. Cash and cash equivalents as of June 30, 2015 were $77.6 million, an increase of $30.3 million year-over-year.

The Company’s former Mercury Intelligence Systems (MIS) subsidiary was classified for accounting purposes as a discontinued operation in the fourth quarter of fiscal 2014, and the sale of MIS was concluded in January 2015. The financial results of MIS are excluded from the Company’s reported financial results from continuing operations for all periods referenced in this release.

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Mercury Reports Fourth Quarter and Fiscal 2015 Results, Page 4

Bookings and Backlog
Bookings for the fourth quarter of fiscal 2015 were $82.5 million, yielding a book-to-bill of 1.29 for the quarter and representing a 3% increase compared to $80.2 million in bookings for the fourth quarter of fiscal 2014. Bookings for fiscal 2015 were $268.6 million, a 9% increase compared to $246.8 million in fiscal 2014. The total book-to-bill ratio was 1.14 for fiscal 2015. Mercury’s total backlog at June 30, 2015 was $208.0 million, a $33.8 million increase from a year ago. Of the June 30, 2015 total backlog, $166.5 million represents orders expected to be shipped over the next 12 months. The defense backlog at June 30, 2015 was $198.9 million, a $38.1 million increase from June 30, 2014.

Revenues by Reporting Segment
Mercury Commercial Electronics (MCE) - Revenues for the fourth quarter of fiscal 2015 from MCE were $55.6 million, representing an increase of $8.1 million, or 17%, from the fourth quarter of fiscal 2014. The increase in revenues compared to last year’s fourth quarter related primarily to higher Patriot program revenue along with increased revenue from a signals intelligence program. Approximately 94% of MCE revenues for the fourth quarter of fiscal 2015 related to defense business, as compared to approximately 93% in the fourth quarter of fiscal 2014.

Mercury Defense Systems (MDS) - Revenues for the fourth quarter of fiscal 2015 from MDS were $10.6 million, an increase of $1.6 million, or 18%, from the fourth quarter of fiscal 2014.

The revenues by reporting segment do not include adjustments to eliminate $2.1 million and $2.8 million of inter-company revenues included in those reporting segments in the fourth quarter of fiscal 2015 and fiscal 2014, respectively.

Business Outlook
This section presents our current expectations and estimates, given current visibility, on our business outlook for the current fiscal quarter and fiscal year 2016. It is possible that actual performance will differ materially from the estimates given, either on the upside or on the downside. Investors should consider all of the risks with respect to these estimates, including those listed in the Safe Harbor Statement below and in our periodic filings with the U.S. Securities and Exchange Commission, and make themselves aware of how these risks may impact our actual performance.

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Mercury Reports Fourth Quarter and Fiscal 2015 Results, Page 5

For the first quarter of fiscal 2016, revenues are currently forecasted to be in the range of $54 million to $59 million. At this range, GAAP income per share from continuing operations is expected to be in the range of $0.05 to $0.08 per share. Projected GAAP income per share from continuing operations includes $0.03 per share for forecasted amortization of intangible assets. Adjusted EBITDA for the first quarter of fiscal 2016 is expected to be in the range of $9.0 million to $10.8 million.

Revenues for fiscal 2016 are currently expected to grow approximately 5%, while adjusted EBITDA for fiscal 2016 is expected to grow by approximately 10% year-over-year.

Recent Highlights
June - Mercury Systems announced it received $10.6 million in orders from a leading defense prime contractor to provide radar subsystems and related digital processing technologies for a missile defense application. The orders were booked in the Company's fiscal 2015 fourth quarter and are expected to be shipped over the next several quarters.

June - Mercury announced that its Mercury Defense Systems (MDS) subsidiary received a $7.6 million follow-on order against its 5 year sole source basic ordering agreement (BOA) to deliver advanced Digital RF Memory (DRFM) jammers to the U.S. Navy. The order was received in the Company's fiscal 2015 fourth quarter and is expected to be shipped by the end of its fiscal 2017 second quarter.

June - Mercury announced the election of Mark S. Newman to its Board of Directors. Mr. Newman was the Chairman and Chief Executive Officer of DRS Technologies, Inc. until his retirement in January 2012. Under Mr. Newman's leadership, DRS became an established market leader in defense electronics. Mr. Newman is also a director on the boards of American Biltrite, Inc. and ISO Group.

May - Mercury announced the new Ensemble® RFM-1RS18 tuner. The first tuner in the embedded industry to be developed using OpenRFM™ system building blocks, this fast-tuning wideband device affordably delivers comprehensive electromagnetic spectrum coverage for electronic warfare (EW) applications. Introduced by Mercury in August 2014, OpenRFM was developed to solve the

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Mercury Reports Fourth Quarter and Fiscal 2015 Results, Page 6

challenges of digital and RF/microwave convergence, spectrum-fusion and maneuverability, complementary system interoperability, and affordability.

May - Mercury announced that it was awarded a $7.1 million indefinite quantity/indefinite delivery (IDIQ) contract by the U.S. Naval Warfare Center, Crane Division (NSWC) to supply advanced radio frequency (RF) tuners, digital receivers and related equipment to be used as spares during the installation of the AN/SLQ-32(V)6 electronic countermeasure system on U.S. Navy and Coast Guard ships. Work will be performed at the Company's headquarters in Chelmsford, Massachusetts, and is expected to be complete by May 2020. The AN/SLQ-32(V)6 was developed as part of the Navy's Surface Electronic Warfare Improvement Program (SEWIP), which is an upgrade to the AN/SLQ-32 electronic warfare anti-ship missile defense system.

April - Mercury announced it received a $1.5 million order from a leading defense prime contractor for high performance server-class ATCA signal processing subsystems for a radar application. The order was booked in the Company's fiscal 2015 third quarter and is expected to be shipped by its fiscal 2016 first quarter.

April - Mercury announced it received a $17.9 million purchase order relating to a sensor processing application for fighter aircraft. The order was booked in the Company's fiscal 2015 third quarter.

April - Mercury announced the next generation of secure AdvancedTCA™ (ATCA) server-class compute modules to complement the Company's innovative Ensemble® portfolio of interoperable building blocks, taking embedded secure cloud processing to the tactical edge. Mercury's secure ATCA Ensemble building blocks leverage OpenVPX™ processing densities and the Company's advanced, fourth generation server-class thermal management technologies for maximum processing capability and reliable operation.

April - Mercury announced it received a $2.4 million order from a leading defense prime contractor to upgrade the radar processor subsystem capabilities for a missile defense application. The order was booked in the Company's fiscal 2015 third quarter and is expected to be shipped over the next several quarters.

201 Riverneck Road, Chelmsford, Massachusetts 01824-2820 U.S.A. • +1 978.256.1300 • www.mrcy.com • twitter: @MRCY

Mercury Reports Fourth Quarter and Fiscal 2015 Results, Page 7

April - Mercury announced it received a $6.9 million order from a leading defense prime contractor for high performance, OpenVPX™ digital signal processing modules and supporting professional services for a manned airborne radar application. The order was received in the Company's fiscal 2015 third quarter and is expected to be shipped by the end of its fiscal 2017 second quarter.

Conference Call Information
Mercury will host a conference call and simultaneous webcast on Tuesday, August 4, 2015, at 5:00 p.m. ET to discuss the fourth quarter fiscal 2015 results and review its financial and business outlook going forward.

To join the conference call, dial (877) 303-6977 in the USA and Canada, or (760) 298-5079 in all other countries. Please call five to ten minutes prior to the scheduled start time. The live audio webcast can be accessed from the 'Events and Presentations' page of Mercury's website at www.mrcy.com/investor.

A replay of the webcast will be available two hours after the call and archived on the same web page for six months.

Use of Non-GAAP (Generally Accepted Accounting Principles) Financial Measures
In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, the Company provides adjusted EBITDA and free cash flow, which are non-GAAP financial measures. Adjusted EBITDA excludes certain non-cash and other specified charges. Free cash flow is defined as cash flow from operating activities less capital expenditures. The Company believes these non-GAAP financial measures are useful to help investors understand its past financial performance and prospects for the future. However, the presentation of adjusted EBITDA and free cash flow is not meant to be considered in isolation or as a substitute for financial information provided in accordance with GAAP. Management believes the adjusted EBITDA and free cash flow financial measures assist in providing a more complete understanding of the Company’s underlying operational results and trends, and management uses these measures along with the corresponding GAAP financial measures to manage the Company’s business, to evaluate its performance compared to prior periods and the marketplace, and to establish operational goals. A

201 Riverneck Road, Chelmsford, Massachusetts 01824-2820 U.S.A. • +1 978.256.1300 • www.mrcy.com • twitter: @MRCY

Mercury Reports Fourth Quarter and Fiscal 2015 Results, Page 8

reconciliation of GAAP to non-GAAP financial results discussed in this press release is contained in the attached exhibits.

Mercury Systems - Innovation That Matters™
Mercury Systems (NASDAQ:MRCY) is the better alternative for affordable, secure and sensor processing subsystems designed and made in the USA. Optimized for program and mission success, Mercury’s solutions power a wide variety of critical defense and intelligence applications on more than 300 programs such as Aegis, Patriot, SEWIP, F-35 and Gorgon Stare. Headquartered in Chelmsford, Massachusetts, Mercury Systems is a high-tech commercial company purpose-built to meet rapidly evolving next-generation defense electronics challenges. To learn more, visit www.mrcy.com.

Forward-Looking Safe Harbor Statement
This press release contains certain forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, including those relating to fiscal 2015 business performance and beyond and the Company’s plans for growth and improvement in profitability and cash flow. You can identify these statements by the use of the words “may,” “will,” “could,” “should,” “would,” “plans,” “expects,” “anticipates,” “continue,” “estimate,” “project,” “intend,” “likely,” “forecast,” “probable,” “potential,” and similar expressions. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. Such risks and uncertainties include, but are not limited to, continued funding of defense programs, the timing and amounts of such funding, general economic and business conditions, including unforeseen weakness in the Company’s markets, effects of continued geopolitical unrest and regional conflicts, competition, changes in technology and methods of marketing, delays in completing engineering and manufacturing programs, changes in customer order patterns, changes in product mix, continued success in technological advances and delivering technological innovations, changes in, or in the U.S. Government’s interpretation of, federal export control or procurement rules and regulations, market acceptance of the Company's products, shortages in components, production delays due to performance quality issues with outsourced components, inability to fully realize the expected benefits from acquisitions, divestitures and restructurings, or delays in realizing such benefits, challenges in integrating acquired businesses and achieving anticipated synergies, changes to export regulations, increases in tax rates, changes to generally accepted accounting principles, difficulties in retaining key employees and customers, unanticipated costs under fixed-price service and system integration engagements, and various other factors beyond our control. These risks and uncertainties also include such additional risk factors as are discussed in the Company's filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended June 30, 2014. The Company cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made.

# # #
Contact:
Gerry Haines, CFO
Mercury Systems, Inc.
978-967-1990

Mercury Systems and Innovation That Matters are trademarks of Mercury Systems, Inc. Other product and company names mentioned may be trademarks and/or registered trademarks of their respective holders.

201 Riverneck Road, Chelmsford, Massachusetts 01824-2820 U.S.A. • +1 978.256.1300 • www.mrcy.com • twitter: @MRCY

Mercury Reports Fourth Quarter and Fiscal 2015 Results, Page 9

MERCURY SYSTEMS, INC.
UNAUDITED CONSOLIDATED BALANCE SHEETS
(In thousands)	June 30,	June 30,
	2015	2014

Assets
Current assets:
Cash and cash equivalents	$77,586	$47,287
Accounts receivable, net	31,765	37,625
Unbilled receivables and costs in excess of billings	22,021	22,036
Inventory	31,960	31,655
Deferred income taxes	12,407	15,216
Prepaid income taxes	3,747	1,481
Prepaid expenses and other current assets	8,678	3,631
Current assets of discontinued operations	—	1,374
Total current assets	188,164	160,305

Restricted cash	264	265
Property and equipment, net	13,226	14,144
Goodwill	168,146	168,146
Intangible assets, net	17,998	25,006
Other non-current assets	2,190	987
Non-current assets of discontinued operations	—	4,859
Total assets	$389,988	$373,712

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$6,928	$7,054
Accrued expenses	9,005	8,377
Accrued compensation	9,875	9,983
Deferred revenues and customer advances	7,477	5,898
Current liabilities of discontinued operations	—	1,618
Total current liabilities	33,285	32,930

Deferred gain on sale-leaseback	929	2,086
Deferred income taxes	3,108	5,911
Income taxes payable	1,459	3,154
Other non-current liabilities	1,069	1,666
Non-current liabilities of discontinued operations	—	818
Total liabilities	39,850	46,565

Shareholders’ equity:
Common stock	326	312
Additional paid-in capital	254,568	241,725
Retained earnings	94,468	84,099
Accumulated other comprehensive income	776	1,011
Total shareholders’ equity	350,138	327,147

Total liabilities and shareholders’ equity	$389,988	$373,712

201 Riverneck Road, Chelmsford, Massachusetts 01824-2820 U.S.A. • +1 978.256.1300 • www.mrcy.com • twitter: @MRCY

Mercury Reports Fourth Quarter and Fiscal 2015 Results, Page 10

MERCURY SYSTEMS, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Net revenues	$64,119	$53,678	$234,847	$208,729
Cost of revenues (1)	32,852	29,197	124,628	113,985
Gross margin	31,267	24,481	110,219	94,744

Operating expenses:
Selling, general and administrative (1)	12,201	13,057	49,010	53,685
Research and development (1)	8,593	8,073	32,554	35,693
Amortization of intangible assets	1,740	1,763	7,008	7,328
Restructuring and other charges	718	1,884	3,175	5,443
Acquisition costs and other related expenses	84	—	117	—
Total operating expenses	23,336	24,777	91,864	102,149

Income (loss) from operations	7,931	(296)	18,355	(7,405)

Interest income	8	3	21	9
Interest expense	(11)	(12)	(34)	(49)
Other income, net	54	323	453	1,532

Income (loss) from continuing operations before income taxes	7,982	18	18,795	(5,913)

Tax provision (benefit)	1,850	729	4,366	(1,841)

Income (loss) from continuing operations	6,132	(711)	14,429	(4,072)
Loss from discontinued operations, net of tax	(202)	(6,835)	(4,060)	(7,353)
Net income (loss)	$5,930	$(7,546)	$10,369	$(11,425)

Basic net earnings (loss) per share:
Continuing operations	$0.19	$(0.02)	$0.45	$(0.13)
Loss from discontinued operations	(0.01)	(0.22)	(0.13)	(0.24)
Basic net earnings (loss) per share:	$0.18	$(0.24)	$0.32	$(0.37)

Diluted net earnings (loss) per share:
Continuing operations	$0.18	$(0.02)	$0.44	$(0.13)
Loss from discontinued operations	—	(0.22)	(0.13)	(0.24)
Diluted net earnings (loss) per share:	$0.18	$(0.24)	$0.31	$(0.37)

Weighted-average shares outstanding:
Basic	32,436	31,208	32,114	31,000
Diluted	33,330	31,208	32,939	31,000

(1) Includes stock-based compensation expense, allocated as follows:
Cost of revenues	$118	$98	$493	$601
Selling, general and administrative	$1,561	$1,324	$6,751	$7,024
Research and development	$285	$308	$1,396	$1,374

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Mercury Reports Fourth Quarter and Fiscal 2015 Results, Page 11

MERCURY SYSTEMS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Cash flows from operating activities:
Net income (loss)	$5,930	$(7,546)	$10,369	$(11,425)
Depreciation and amortization	3,394	3,716	13,840	15,608
Other non-cash items, net	1,371	1,572	7,143	3,105
Impairment of goodwill	—	6,687	2,283	6,687
Changes in operating assets and liabilities	1,992	(1,920)	(1,428)	266

Net cash provided by operating activities	12,687	2,509	32,207	14,241

Cash flows from investing activities:
Purchases of property and equipment	(2,517)	(1,634)	(5,984)	(6,701)
Decrease (increase) in other investing activities	(500)	281	386	(19)

Net cash used in investing activities	(3,017)	(1,353)	(5,598)	(6,720)

Cash flows from financing activities:
Proceeds from employee stock plans	1,556	612	3,604	1,484
Payments of capital lease obligations	(161)	(199)	(642)	(763)
Excess tax benefits from stock-based compensation	109	5	943	21

Net cash provided by financing activities	1,504	418	3,905	742

Effect of exchange rate changes on cash and cash equivalents	(108)	3	(215)	(102)

Net increase in cash and cash equivalents	11,066	1,577	30,299	8,161

Cash and cash equivalents at beginning of period	66,520	45,710	47,287	39,126

Cash and cash equivalents at end of period	$77,586	$47,287	$77,586	$47,287

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Mercury Reports Fourth Quarter and Fiscal 2015 Results, Page 12

UNAUDITED SUPPLEMENTAL INFORMATION RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(In thousands)

Adjusted EBITDA, a non-GAAP measure for reporting financial performance, excludes the impact of certain items and, therefore, has not been calculated in accordance with GAAP. Management believes that exclusion of these items assists in providing a more complete understanding of the Company’s underlying continuing operations results and trends, and management uses these measures along with the corresponding GAAP financial measures to manage the Company’s business, to evaluate its performance compared to prior periods and the marketplace, and to establish operational goals. The adjustments to calculate this non-GAAP financial measure, and the basis for such adjustments, are outlined below:

Interest income and expense. The Company receives interest income on investments and incurs interest expense on loans, capital leases and other financing arrangements. These amounts may vary from period to period due to changes in cash and debt balances and interest rates driven by general market conditions or other circumstances outside of the normal course of Mercury’s operations.

Income taxes. The Company’s GAAP tax expense can fluctuate materially from period to period due to tax adjustments that are not directly related to underlying operating performance or to the current period of operations.

Depreciation. The Company incurs depreciation expense related to capital assets purchased to support the ongoing operations of the business. These assets are recorded at cost or fair value and are depreciated using the straight-line method over the useful life of the asset. Purchases of such assets may vary significantly from period to period and without any direct correlation to underlying operating performance.

Amortization of intangible assets. The Company incurs amortization of intangibles related to various acquisitions it has made and license agreements. These intangible assets are valued at the time of acquisition, are amortized over a period of several years after acquisition and generally cannot be changed or influenced by management after acquisition.

Restructuring and other charges. The Company incurs restructuring and other charges in connection with management’s decisions to undertake certain actions to realign operating expenses through workforce reductions and the closure of certain Company facilities, businesses and product lines. Management believes this item is outside the normal operations of the Company’s business and is not indicative of ongoing operating results.

Impairment of long-lived assets. The Company incurs impairment charges of long-lived assets based on events that may or may not be within the control of management. Management believes these items are outside the normal operations of the Company's business and are not indicative of ongoing operating results.

Acquisition and financing costs. The Company incurs transaction costs related to acquisition and potential acquisition opportunities, such as legal and accounting fees and expenses. Although we may incur such third-party costs and other related charges and adjustments, it is not indicative that any transaction will be consummated. Additionally, the Company incurs non-interest financing, bank and other fees associated with obtaining and maintaining its financing facilities. Management believes these items are outside the normal operations of the Company’s business and are not indicative of ongoing operating results.

Fair value adjustments from purchase accounting. As a result of applying purchase accounting rules to acquired assets and liabilities, certain fair value adjustments are recorded in the opening balance sheet of acquired companies.  These adjustments are then reflected in the Company’s income statements in periods subsequent to the acquisition.  In addition, the impact of any changes to originally recorded contingent consideration amounts are reflected in the income statements in the period of the change. Management believes these items are outside the normal operations of the Company and are not indicative of ongoing operating results.

Stock-based compensation expense. The Company incurs expense related to stock-based compensation included in its GAAP presentation of cost of revenues, selling, general and administrative expense and research and development expense. Although stock-based compensation is an expense of the Company and viewed as a form

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Mercury Reports Fourth Quarter and Fiscal 2015 Results, Page 13

of compensation, these expenses vary in amount from period to period, and are affected by market forces that are difficult to predict and are not within the control of management, such as the market price and volatility of the Company’s shares, risk-free interest rates and the expected term and forfeiture rates of the awards. Management believes that exclusion of these expenses allows comparisons of operating results to those of other companies, both public, private or foreign, that disclose non-GAAP financial measures that exclude stock-based compensation.

Mercury uses adjusted EBITDA as an important indicator of the operating performance of its business. Management excludes the above-described items from its internal forecasts and models when establishing internal operating budgets, supplementing the financial results and forecasts reported to the Company’s board of directors, determining the portion of bonus compensation for executive officers and other key employees based on operating performance, evaluating short-term and long-term operating trends in the Company’s operations, and allocating resources to various initiatives and operational requirements. The Company believes that adjusted EBITDA permits a comparative assessment of its operating performance, relative to its performance based on its GAAP results, while isolating the effects of charges that may vary from period to period without any correlation to underlying operating performance. The Company believes that these non-GAAP financial adjustments are useful to investors because they allow investors to evaluate the effectiveness of the methodology and information used by management in its financial and operational decision-making. The Company believes that trends in its adjusted EBITDA are valuable indicators of its operating performance.

Adjusted EBITDA is a non-GAAP financial measure and should not be considered in isolation or as a substitute for financial information provided in accordance with GAAP. This non-GAAP financial measure may not be computed in the same manner as similarly titled measures used by other companies. The Company expects to continue to incur expenses similar to the adjusted EBITDA financial adjustments described above, and investors should not infer from the Company’s presentation of this non-GAAP financial measure that these costs are unusual, infrequent or non-recurring.

The following table reconciles the most directly comparable GAAP financial measure to the non-GAAP financial measure.

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Income (loss) from continuing operations	$6,132	$(711)	$14,429	$(4,072)
Interest expense, net	3	9	13	40
Tax benefit	1,850	729	4,366	(1,841)
Depreciation	1,532	1,786	6,332	7,625
Amortization of intangible assets	1,740	1,763	7,008	7,328
Restructuring and other charges	718	1,884	3,175	5,443
Impairment of long-lived assets	—	—	—	—
Acquisition and financing costs	251	—	451	—
Fair value adjustments from purchase accounting	—	—	—	—
Stock-based compensation expense	1,964	1,730	8,640	8,999
Adjusted EBITDA	$14,190	$7,190	$44,414	$23,522

201 Riverneck Road, Chelmsford, Massachusetts 01824-2820 U.S.A. • +1 978.256.1300 • www.mrcy.com • twitter: @MRCY

Mercury Reports Fourth Quarter and Fiscal 2015 Results, Page 14

Free cash flow, a non-GAAP measure for reporting cash flow, is defined as cash provided by operating activities less capital expenditures and, therefore, has not been calculated in accordance with GAAP. Management believes free cash flow provides investors with an important perspective on cash available for investment and acquisitions after making capital investments required to support ongoing business operations and long-term value creation. The Company believes that trends in its free cash flow are valuable indicators of its operating performance and liquidity.

Free cash flow is a non-GAAP financial measure and should not be considered in isolation or as a substitute for financial information provided in accordance with GAAP. This non-GAAP financial measure may not be computed in the same manner as similarly titled measures used by other companies. The Company expects to continue to incur expenditures similar to the free cash flow financial adjustment described above, and investors should not infer from the Company’s presentation of this non-GAAP financial measure that these expenditures reflect all of the Company's obligations which require cash.

The following table reconciles the most directly comparable GAAP financial measure to the non-GAAP financial measure.

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Cash flows from operations	$12,687	$2,509	$32,207	$14,241
Capital expenditures	(2,517)	(1,634)	(5,984)	(6,701)
Free cash flow	$10,170	$875	$26,223	$7,540

201 Riverneck Road, Chelmsford, Massachusetts 01824-2820 U.S.A. • +1 978.256.1300 • www.mrcy.com • twitter: @MRCY

Mercury Reports Fourth Quarter and Fiscal 2015 Results, Page 15

MERCURY SYSTEMS, INC.
RECONCILIATION OF FORWARD-LOOKING GUIDANCE RANGE
Quarter Ending September 30, 2015
(In thousands, except per share data)

The Company defines adjusted EBITDA as income from continuing operations before interest income and expense, income taxes, depreciation, amortization of intangible assets, restructuring and other charges, impairment of long-lived assets, acquisition and financing costs, fair value adjustments from purchase accounting, and stock-based compensation costs.

The following table reconciles the adjusted EBITDA financial measure to its most directly comparable GAAP measure:

	Range
	Low	High

GAAP expectation -- Earnings per share from continuing operations	$0.05	$0.08

GAAP expectation -- Income from continuing operations	$1,500	$2,600

Adjust for:
Interest expense, net	—	—
Income taxes	900	1,600
Depreciation	1,700	1,700
Amortization of intangible assets	1,700	1,700
Restructuring and other charges	100	100
Impairment of long-lived assets	—	—
Acquisition and financing costs	200	200
Fair value adjustments from purchase accounting	—	—
Stock-based compensation expense	2,900	2,900
Adjusted EBITDA expectation	$9,000	$10,800

201 Riverneck Road, Chelmsford, Massachusetts 01824-2820 U.S.A. • +1 978.256.1300 • www.mrcy.com • twitter: @MRCY